Exhibit (d)(2)

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (“Agreement”) is entered into effective as of March 16, 2015 (the “Effective Date”) by and between Galil Medical, Inc., and Perseon Corporation, a Delaware corporation.  The parties wish to protect and preserve the confidential and/or proprietary nature of information and materials that may be disclosed or made available to each other in connection with certain discussions, negotiations or dealings between the parties relating to one or more possible business transactions or business relationships (the “Purpose”).  In consideration of the foregoing and the rights and obligations set forth herein, both parties hereby agree as follows:

1.             PROPRIETARY INFORMATION.

“Proprietary Information” means any and all information and material disclosed by the disclosing party or any parent company, subsidiary or other affiliate of the disclosing party (“Discloser”) to the receiving party (“Recipient”) (whether in writing, or in oral, graphic, electronic or any other form).  Proprietary Information, includes, without limitation, any (a) trade secret, know-how, idea, invention, process, technique, algorithm, program (whether in source code or object code form), hardware, device, design, schematic, drawing, formula, data, plan, strategy and forecast of, and (b) technical, engineering, manufacturing, product, marketing, servicing, pricing, financial, personnel and other information and materials of, Discloser and its employees, consultants, investors, affiliates, licensors, suppliers, vendors, customers, clients and other persons and entities.

2.             NON-DISCLOSURE AND LIMITED USE.

Recipient shall hold all Proprietary Information in strict confidence and shall not disclose any Proprietary Information to any third party, other than to its employees, agents, consultants, subsidiaries and other affiliates who need to know such information and who are bound by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein.  Recipient shall not use any Proprietary Information for the benefit of itself or any third party or for any purpose other than the Purpose.  Recipient shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Proprietary Information.  Recipient shall not make any copies of the Proprietary Information except to the extent reasonably necessary to carry out the Purpose, or unless otherwise approved in writing in advance by Discloser.  Recipient shall not decompile, disassemble or otherwise reverse engineer any Proprietary Information or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Proprietary Information or any portion thereof.  If the parties mutually agree to enter into or continue a business relationship or other arrangement relating to the Purpose and do not enter into a new confidentiality agreement, the terms and conditions set forth herein shall also apply to any information and/or materials related to, or activities undertaken in connection with, carrying out such business relationship or other arrangement, unless otherwise agreed to by the parties in writing.  Except as required by law or as reasonably required to assert its rights hereunder, neither party shall disclose to any third party, other than to its employees, agents, consultants, subsidiaries and other affiliates who need to know such information and who are bound by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein, the existence or substance of the discussions between the parties or any terms of this Agreement or any related agreement between the parties (or any matters relating thereto), without the prior written consent of the other party.  For purposes of this Agreement, an “affiliate” includes, without limitation, any entity that on or after the date of this Agreement controls, is controlled by or is under common control with a party.  The obligations of this Section 2 with respect to any item of Proprietary Information shall survive any termination or expiration of this Agreement for three years.

3.             SCOPE.

The obligations of this Agreement, including the restrictions on disclosure and use, shall not apply with respect to any Proprietary Information to the extent such Proprietary Information:  (a) is or becomes publicly known through no act or omission of Recipient; (b) was rightfully known by Recipient before receipt from Discloser, as evidenced by Recipient’s contemporaneous written records; (c) becomes rightfully known to Recipient without confidential or proprietary restriction from a source other than Discloser that does not owe a duty of confidentiality to Discloser with respect to such Proprietary Information; or (d) is independently developed by Recipient without the use of or reference to the Proprietary Information of Discloser, as evidenced by Recipient’s contemporaneous written records.  In addition, Recipient may use or disclose Proprietary Information to the extent (i) approved by Discloser, or (ii) Recipient is legally compelled to disclose such Proprietary Information, provided, however, that prior to any such compelled disclosure, Recipient shall give Discloser reasonable notice of any such disclosure and shall cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Proprietary Information.

4.             OWNERSHIP.

All Proprietary Information of Discloser (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of Discloser.  Recipient does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this Agreement or any disclosure hereunder, except the limited right to use such Proprietary Information in accordance with the express provisions of this Agreement.  All rights relating to the Proprietary Information that are not expressly granted hereunder to Recipient are reserved and retained by Discloser.

5.             NO WARRANTY.

Except as may be otherwise agreed to in writing, no warranties of any kind, whether express or implied, are given by Discloser with respect to any Proprietary Information or any use thereof, and the Proprietary Information is provided on an “AS IS” basis.  Discloser hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose and any warranties arising out of course of performance, course of dealing or usage of trade,

6.             TERMINATION.

Either party may terminate this Agreement at any time upon written notice to the other party, and neither party shall have any obligation to disclose any Proprietary Information or to continue discussions relating to, or to enter into or continue any arrangement or agreement relating to, the Purpose or any other matter, except as agreed in writing by the parties.  Any provisions of this Agreement, which are intended by their specific terms or by necessary implication, to survive the expiration or termination of this Agreement shall so survive.

7.             REMEDIES.

Recipient agrees that, due to the unique nature of the Proprietary Information, the unauthorized disclosure or use of the Proprietary Information of Discloser may cause irreparable harm and significant injury to Discloser, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law.  Accordingly, Recipient agrees that Discloser, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement.  Recipient shall notify Discloser in writing immediately upon Recipient’s becoming aware of any such breach or threatened breach.

8.             RETURN OF MATERIALS.

Upon any termination of discussions or any business relationship between the parties related to the Purpose, or of this Agreement, or at any time at Discloser’s request, (a) Recipient shall promptly return to Discloser or destroy all materials (in written, electronic or other form) containing or constituting Proprietary Information of Discloser, including any copies and extracts thereof, and (b) Recipient shall not use such Proprietary Information in any way for any purpose.

9.             ATTORNEY-CLIENT PRIVILEGED INFORMATION

To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Proprietary Information provided by the Discloser that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.  Nothing in this agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

10.          REGULATION FD CONFIDENTIALITY AGREEMENT

The parties acknowledge that they are aware, and that they will advise their representatives who are informed as to the matters which are the subject of this Agreement, (i) that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities and (ii) that they are familiar with the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations promulgated thereunder, and they agree that they will neither use nor cause any person to use any Proprietary Information in contravention of the Exchange Act or such rules and regulations, including without limitation Rules 10b-5 and 14e-3.  This Agreement is a confidentiality agreement for purposes of Regulation FD.

11.          MISCELLANEOUS.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.  No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of both parties.  The waiver by either party of a default under any provision of this Agreement shall not be construed as a waiver of any subsequent default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.  Any lawsuit, action or proceeding arising out of or relating to this Agreement shall be decided in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of laws.  Any lawsuit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal or state court located in the County of Salt Lake, Utah, and each party irrevocably submits to the exclusive jurisdiction and venue of any such court in any such lawsuit, action or proceeding.  This Agreement and the rights and obligations hereunder may not be assigned or delegated by either party, in whole or part, without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties and shall be reformed to the extent necessary to make such provision valid and enforceable.  The parties are independent contractors, and neither party shall have any authority of any kind to bind the other party in any respect whatsoever.  Each party shall comply with all applicable laws and regulations in connection with any acts or omissions under or relating to this Agreement, including, without limitation, all laws and regulations relating to the export of technical data or products.  This Agreement may be executed (including, without limitation, by facsimile signature or electronic signature) in one or more counterparts, with the same effect as if the parties bad signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

[RECIPIENT]		Perseon Corporation

By:	/s/ Scott P. Youngstrom	By:	/s/ William S. Barth
Name: Scott P. Youngstrom		Name: William S. Barth
Title: VP-Finance, Chief Financial Officer		Title: CFO